Independent Accountants' Consent



The Board of Directors
Regent Assisted Living, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-61239, 333-12159, and 333-12157) and Form S-3 (No. 333-55769) of
Regent Assisted Living, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheet of Regent Assisted Living, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Regent Assisted Living, Inc.


KPMG PEAT MARWICK LLP


Portland, Oregon
March 30, 1999